UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 20, 2018

SENECA FOODS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751

(Address of Principal Executive Offices, including zip code)

(315) 926-8100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities

This Amendment on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K filed on February 20, 2018 (the “Prior Report”) by Seneca Foods Corporation (the “Company”) with respect to its decision to cease production and close its Modesto, California plant prior to the 2018 production season. Warehouse operations continued until November 30, 2018. Reasons for exiting the business include; large operating losses, reduction in availability of peaches, rising costs for farmers and the Company, and import competition from China and Europe. The expected completion date is prior to March 31, 2019. The Company has updated its estimate of the total pre-tax P & L charges expected to be incurred in connection with the closure of the facility to $14.1 million, primarily related to cash payments for employee separation ($7.2 million), which is severance and pension withdrawal liability, impairment charges ($5.5 million) and equipment movement charges ($1.4 million). In addition, an $8.0 million vendor advance was repaid (no P & L impact) in the third quarter of fiscal 2019. Some of these expenses will result in future cash expenditures, of which approximately $3.3 million are expected to be incurred during the remainder of the fiscal year ending March 31, 2019, $0.9 million during the fiscal year ending March 31, 2020, and $0.8 million during the fiscal year ending March 31, 2021. .  The amounts and timing are estimates and are subject to change until finalized.

Item 2.06 Material Impairments

The information set forth above, in response to Item 2.05, is incorporated by reference herein, in response to Item 2.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2019

SENECA FOODS CORPORATION

By:	/s/Jeffrey L. Van Riper
Jeffrey L. Van Riper
Controller and Secretary